Benihana Inc. Reports Results for Fiscal Second Quarter 2012

Seventh Consecutive Quarter of Company-Wide Comparable Sales Growth

Continued Momentum of Operational Strategy Results in Restaurant Segment Income from Operations Increase of 32% to $6.2 Million

MIAMI, Nov. 16, 2011 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported financial results for its twelve-week fiscal second quarter 2012, ended October 9, 2011.

(Logo: http://photos.prnewswire.com/prnh/20110513/NY02073LOGO )

Highlights for the fiscal second quarter 2012 relative to the year-ago quarter include:

  Company-wide comparable restaurant sales increased 6.4%, led by the Benihana Teppanyaki concept, which reported 7.7% comparable restaurant sales growth;
  Total revenues increased 5.6% to $76.2 million from $72.2 million, driven by restaurant sales growth;
  Net income was $0.8 million, or $0.05 per diluted share, compared to a net loss of $3.3 million or $0.21 per diluted share;
  Restaurant segment operating income increased 32% to $6.2 million from $4.7 million; and
  As previously announced, the Company extended its fixed-price beef contract through December 2012.

Richard C. Stockinger, Chairman, President and Chief Executive Officer, said, "We are delighted to report another strong quarter, driven by continued sales momentum. We are particularly pleased that our strategy resulted in a consolidated comparable restaurant sales increase of 6.4% during the quarter, led by a 7.7% increase at our Benihana Teppanyaki restaurants. This represents a tremendous accomplishment in the current consumer environment. Our team's effective financial discipline is ensuring that robust sales results are translating into increased restaurant profitability, with a growth in income from operations of over 32% relative to the year-ago quarter."

Mr. Stockinger added, "We are also very pleased that our sales momentum has continued into the third quarter, as we recently announced a consolidated comparable sales increase of 7.4%, led by a 9.8% increase at our Benihana Teppanyaki restaurants, for the first four-week period of our twelve-week third quarter. Against this positive backdrop, having delivered twenty-two consecutive four-week periods of profitable sales growth, we are now well positioned to pursue new unit growth and are actively working to identify sites for the future development of Benihana and RA Sushi restaurants."

Fiscal Second Quarter 2012 Financial Results

Net income for the second quarter of fiscal 2012 was $0.8 million, or $0.05 per diluted share, compared to a net loss of $3.3 million, or $0.21 per diluted share, in the same quarter of the prior year. Restaurant segment income from operations increased 32.0% to $6.2 million for the second quarter of fiscal 2012 from $4.7 million in the same quarter of the prior year.

Excluding stock-based compensation expenses and certain non-recurring general and administrative expenses in both years, income from operations for the second quarter of fiscal 2012 was $2.0 million, compared to a loss from operations of $0.1 million in the same quarter of the prior year.

For the fiscal second quarter of 2012, total revenues increased 5.6% to $76.2 million from $72.2 million in the same prior year quarter, primarily driven by a 5.6% increase in total restaurant sales.

Company-wide comparable restaurant sales increased 6.4% during the quarter, including increases of 7.7% at Benihana Teppanyaki restaurants, 5.3% at RA Sushi, and 0.6% at Haru. This represented the seventh consecutive quarter of company-wide comparable sales increases. All eight Haru units suffered reduced operating hours or complete closure for one or more days due to the severe weather associated with Hurricane Irene. Comparable sales for Haru, excluding impacted days in both years, increased 2.0%. Benihana Teppanyaki and RA Sushi were not significantly impacted by the severe weather.

During the quarter, Benihana Teppanyaki represented approximately 67% of consolidated restaurant sales, while RA Sushi and Haru accounted for 24% and 9%, respectively. There were a total of 1,147 store-operating weeks in the fiscal second quarter of 2012 compared to 1,160 in the same prior year quarter.

Cost of food and beverage sales for the fiscal second quarter of 2012 totaled $19.2 million, or 25.3% of restaurant sales, compared to $17.5 million, or 24.4% of restaurant sales, in the fiscal second quarter of 2011. The increase as a percentage of restaurant sales resulted from escalating commodity costs that more than offset certain menu pricing increases and shallowing of discounts taken at the beginning of the current fiscal year.

Restaurant operating expenses for the fiscal second quarter of 2012 increased $1.3 million, but decreased 1.9% as a percentage of restaurant sales, compared to the same prior year period. The decrease as a percentage of restaurant sales was due to improved labor efficiencies, primarily related to overtime management, fixed cost leverage on higher sales volumes, and reduced depreciation (primarily due to certain prior year retirements), partially offset by increased occupancy costs.

General and administrative expenses for the fiscal second quarter of 2012 totaled $6.7 million, compared to $10.5 million for the same period in the prior year. The current year quarter included $0.7 million of non-recurring expenses related to the special shareholders' meetings and $0.4 million of stock-based compensation expenses. The prior year quarter included $3.9 million of non-recurring expenses consisting of: $1.4 million related to various financial and operational consulting agreements; $1.1 million of depreciation related to the transition away from the ERP system in connection with the outsourcing of our accounting and payroll functions; $0.9 million of costs incurred to respond to and ultimately settle the proxy contest in connection with our 2010 Annual Shareholders' Meeting; $0.3 million of costs incurred in conjunction with the execution of our accounting and payroll function outsourcing agreement; and $0.2 million for the write-off of abandoned projects. The prior year quarter also included $0.1 million of stock-based compensation expenses.

Recurring general and administrative expenses were $5.5 million for the fiscal second quarter of 2012, a decrease of $0.9 million or 1.6% when expressed as a percentage of total revenues, compared to the same prior year quarter.

Income from operations improved to $0.9 million for the fiscal second quarter of 2012 from a loss of $4.0 million for the same period in the prior year. Interest expense was slightly higher at $0.1 million for the current year quarter, compared to a credit of $0.1 million for the prior year quarter, as a result of the reversal of interest previously accrued in connection with certain litigation in which we subsequently prevailed.

The income tax benefit was $0.1 million for the fiscal second quarter of 2012 (an effective rate of negative 14.3%), compared to $0.9 million for the same period in the prior year (an effective rate of 22.7%). The effective rate is impacted by the amount of tax credits relative to taxable income.

Net income for the fiscal second quarter of 2012 was $0.8 million, or $0.05 per diluted share, compared to a net loss of $3.3 million, or $0.21 per diluted share, for the same period in the prior year. Additionally, net income reflected a 9.3% increase in the diluted share count in the current year period.

Net income for the seven periods comprising the first two fiscal quarters of 2012 was $2.4 million, or $0.15 per diluted share, compared to a net loss of $2.0 million, or $0.13 per diluted share, for the same period in the prior year.

Capital expenditures were $3.9 million for the first two fiscal quarters of 2012, compared to $3.5 million for the same period in the prior year. We expect full-year capital expenditures to be approximately $14.6 million as we complete the significant remodeling of certain units during the second half of the fiscal year.

Commodities Update

As previously announced, the Company has extended its fixed-price beef procurement contract through December 2012. Beef prices were previously locked in through April 2012, and the extension provides for slightly lower weighted-average pricing throughout the remaining contract period. The Company now has over 55% of its market basket of non-beverage commodities subject to fixed-price contract arrangements through at least April 2012, with beef being the single largest commodity exposure at approximately 22% of non-beverage food cost.

Fiscal Second Quarter 2012 Earnings Conference Call Details

The conference call will be hosted today, Wednesday, November 16, 2011, at 10:00 AM ET.

To listen to the call by phone, please dial 866-804-6928 within the U.S., or 857-350-1674 outside the U.S. When prompted, enter the participant passcode: 49139498.

The conference call will be webcast live through the Investor Relations page of the Company's website: www.benihana.com/about. A replay of the call will be available on the website through November 16, 2012.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 96 Company-owned restaurants nationwide, including 63 Benihana restaurants, 25 RA Sushi restaurants and eight Haru restaurants. In addition, 18 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Benihana Inc. and Subsidiaries Comparable Sales by Concept (In thousands)
	Three Periods Ended
	October 9,	October 10,	Percent
	2011	2010	Change
Comparable restaurant sales by concept:
Teppanyaki	$ 50,378	$ 46,770	7.7%
RA Sushi	18,046	17,138	5.3%
Haru	7,203	7,162	0.6%
Total comparable restaurant sales	$ 75,627	$ 71,070	6.4%

	Seven Periods Ended
	October 9,	October 10,	Percentage
	2011	2010	Change
Comparable restaurant sales by concept:
Teppanyaki	$ 121,087	$ 111,890	8.2%
RA Sushi	43,356	41,867	3.6%
Haru	17,146	17,301	-0.9%
Total restaurant sales	$ 181,589	$ 171,058	6.2%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)
	Three Periods Ended
	October 9,		October 10,
	2011		2010

Revenues:
Restaurant sales	$ 75,826	99.5%	$ 71,817	99.5%
Franchise fees and royalties	415	0.5%	373	0.5%
Total revenues	76,241	100.0%	72,190	100.0%

Restaurant Expenses:
Cost of food and beverage sales	19,177	25.2%	17,504	24.2%
Restaurant operating expenses	49,467	64.9%	48,190	66.8%
Restaurant opening costs	-	0.0%	-	0.0%
General and administrative expenses	6,689	8.8%	10,504	14.6%
Total operating expenses	75,333	98.8%	76,198	105.6%

Income (Loss) from operations	908	1.2%	(4,008)	-5.6%
Interest expense, net	96	0.1%	(124)	-0.2%

Income (Loss) before income taxes	812	1.1%	(3,884)	-5.4%
Income tax expense (benefit)	(116)	-0.2%	(882)	-1.2%

Net Income (Loss)	928	1.2%	(3,002)	-4.2%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	151		250

Net income (loss) attributable to common stockholders	$ 777		$ (3,252)

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$ 0.05		$ (0.21)
Diluted earnings (loss) per common share	$ 0.05		$ (0.21)

Weighted Average Shares Outstanding
Basic	16,852		15,422
Diluted	16,882		15,422

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)
	Seven Periods Ended
	October 9,		October 10,
	2011		2010

Revenues:
Restaurant sales	$ 181,789	99.5%	$ 172,044	99.5%
Franchise fees and royalties	996	0.5%	915	0.5%
Total revenues	182,785	100.0%	172,959	100.0%

Restaurant Expenses:
Cost of food and beverage sales	45,473	24.9%	42,099	24.3%
Restaurant operating expenses	116,185	63.6%	112,428	65.0%
Restaurant opening costs	-	0.0%	8	0.0%
General and administrative expenses	17,855	9.8%	19,901	11.5%
Total operating expenses	179,513	98.2%	174,436	100.9%

Income (Loss) from operations	3,272	1.8%	(1,477)	-0.9%
Interest expense, net	256	0.1%	273	0.2%

Income (Loss) before income taxes	3,016	1.7%	(1,750)	-1.0%
Income tax expense (benefit)	139	0.1%	(357)	-0.2%

Net Income (Loss)	2,877	1.6%	(1,393)	-0.8%
Less: Accretion of preferred stock issuance costs and
preferred stock dividends	440		583

Net income (loss) attributable to common stockholders	$ 2,437		$ (1,976)

Earnings (Loss) Per Share
Basic earnings (loss) per common share	$ 0.15		$ (0.13)
Diluted earnings (loss) per common share	$ 0.15		$ (0.13)

Weighted Average Shares Outstanding
Basic	16,550		15,451
Diluted	16,592		15,451

Benihana Inc. and Subsidiaries Condensed Consolidated Balance Sheet Data (Unaudited) (In thousands)
	October 9,	March 27,
	2011	2011
Assets
Current Assets:
Cash and cash equivalents	$ 6,346	$ 4,038
Other current assets	12,736	11,133
Total current assets	19,082	15,171

Property and equipment, net	177,515	182,992
Goodwill	6,896	6,896
Deferred income tax asset, net and other long term assets	16,294	15,823
Total assets	$ 219,787	$ 220,882

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Other current liabilities	33,227	33,467
Total current liabilities	33,227	33,467

Borrowings under line of credit	-	5689
Long term liabilities	15,594	15,293
Total liabilities	48,821	54,449

Convertible preferred stock	-	19,710

Stockholders’ Equity
Total stockholders’ equity	170,966	146,723
Total liabilities, convertible preferred stock and stockholders' equity	$ 219,787	$ 220,882

Contact
Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800